Exhibit 99.1

Ondas Holdings Inc. Announces Pricing of $30 Million Follow-On Public Offering of Common Stock

SUNNYVALE, Calif., December 3, 2020 - Ondas Holdings Inc. (OTCQB: ONDSD), through its wholly owned subsidiary, Ondas Networks Inc., a developer of private licensed wireless data networks for mission-critical industrial markets (the “Company”), today announced the pricing of an underwritten public offering of 5,000,000 shares of its common stock at an offering price of $6.00 per share (the “Offering”). The Company expects the gross proceeds from the Offering to be approximately $30.0 million, before deducting the underwriting discount and other estimated offering expenses. The Company has also granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock offered in the public market.

The Company intends to use the net proceeds from the Offering: (1) to continue research and development of future configurations of its FullMAX platform; (2) to build product inventory and support expected increased levels of customer sales activity; (3) subject to the Company receiving gross proceeds of not less than $20.0 million in the Offering, to repay approximately $5.0 million of principal and accrued interests under the Steward Capital Loan and Security Agreement, that matures on September 9, 2021, and (4) for other general corporate purposes.

The shares of common stock are expected to begin trading on The Nasdaq Capital Market on December 4, 2020, under the symbol "ONDS." The Offering is expected to close on December 8, 2020, subject to customary closing conditions.

Oppenheimer & Co. Inc. is acting as the sole book-running manager for the Offering. National Securities Corporation is acting as lead manager. Northland Capital Markets and Spartan Capital Securities, LLC are acting as co-managers for the Offering. Akerman LLP served as legal counsel to the Company and White & Case LLP served as legal counsel to the underwriters.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission on December 3, 2020. The Offering is being made only by means of a prospectus forming a part of the effective registration statement. A copy of the final prospectus relating to these securities will be filed with the U.S. Securities and Exchange Commission and may be obtained, when available, from: Oppenheimer & Co. Inc., Attn: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, New York 10004, by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ondas Holdings Inc.

Ondas Holdings Inc., through its wholly owned subsidiary, Ondas Networks Inc., is a developer of private licensed wireless data networks for mission-critical industrial markets. The Company designs and manufactures its multi-patented, Software Defined Radio (SDR) platform for Mission Critical IoT (MC- IoT) applications. Ondas Networks’ customer end markets include utilities, oil and gas, transportation, and government entities whose demands span a wide range of mission critical applications that require secure communications over large and diverse geographical areas, many of which are within challenging radio frequency environments. Customers use the Company's SDR technology to deploy their own private licensed broadband wireless networks. The Company also offers mission-critical entities the option of a managed network service. Ondas Networks’ SDR technology supports IEEE 802.16s, the new worldwide standard for private licensed wide area industrial networks. For additional information, visit www.ondas.com, www.otcmarkets.com or follow Ondas Networks on Twitter and LinkedIn.

Forward Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including, the risks discussed under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 13, 2020, in our Quarterly Report on Form 10-Q filed with the SEC on November 6, 2020, and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

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Investor Contact:

Stewart Kantor, CFO

Ondas Holdings Inc.

888.350.9994 Ext. 1009

Media Contact:

Dan Gagnier / Jeff Mathews

Gagnier Communications

646.569.5897

Ondas@gagnierfc.com